Exhibit 99.1
For Immediate Release
Globecomm Acquires ComSource Inc.
Acquisition Further Deepens Globecomm’s Wireless Capabilities
HAUPPAUGE, N.Y., April 8, 2011 /BusinessWire/ — Globecomm Systems Inc. (NASDAQ: GCOM), a leading global provider of communications solutions and services, announced today that the Company has acquired ComSource, Inc. (ComSource).
The initial purchase price is $20.0 million, funded through $2.0 million of existing cash and $18.0 million through the Company’s existing credit facility with Citibank. ComSource may receive up to $21.0 million of additional consideration, through a two-year earn-out, based on reaching certain earnings milestones.
Based in Frederick, MD, utilizing their state of the art test facility, ComSource provides independent test and evaluation of a variety of telecommunications equipment and related recurring long term application support, including new feature sets. Client testing includes basic performance, data assurance, reliability and system security. ComSource is capable of testing the following wireless equipment types:
•	UMTS (3G) platforms and mobile devices.

•	GSM platforms including GPRS and EDGE and mobile devices.

•	CDMA platforms and mobile devices.

•	Wi-Fi platforms and mobile devices.

•	Wi-Max platforms and mobile devices.
ComSource currently employs 48 individuals, of which 39 are dedicated to wireless technologies software development.
ComSource had unaudited revenues of approximately $22.7 million for the year ended December 31, 2010. The transaction is anticipated to be immediately accretive excluding the impact of amortization of intangibles relating to the transaction, and excluding the non-recurring charge for acquisition costs. ComSource’s primary customer is a Tier 1 global telecommunications company (“key customer”) and has a high concentration of recurring service revenue that complements one-time equipment sales.
David Hershberg, Chairman and CEO of Globecomm Systems Inc., said: “Globecomm continues to invest in mobile technologies as the proliferation of mobile devices such as cell phones and tablets reach unprecedented levels and the Company anticipates continued robust growth in this vertical marketplace. ComSource’s key customer affords Globecomm the opportunity to up-sell multiple aspects of Globecomm’s current engineering capabilities in the broadcast and multi-media arena, which are rapidly converging in the wireless arena. The culture of ComSource, combined with the desire to possess these capabilities were the primary reasons to move forward with this transaction. I appreciate the efforts of the members of the Globecomm acquisition team who worked diligently to make this transaction happen. They continue to close deals that align with our long-term goals of completing related acquisition opportunities in a vast, rapidly changing marketplace. I would like to welcome the entire ComSource team to the Globecomm family.”

Jerald L. Cruce, CEO of ComSource, Inc., said: “This is a great opportunity for the employees and staff of both Globecomm and ComSource. The synergies of both companies will be a positive asset to grow our respective business base, and ensure the future outlook of employees and clients.”
Keith Hall, President and Chief Operating Officer of Globecomm Systems Inc., said: “Globecomm continues to expand its value proposition as a global communication solution provider and is very excited about the addition of ComSource to the Globecomm family. Globecomm has utilized acquisitions to help diversify our capability portfolio including developing new market verticals, further expanding our global reach and building breadth to our technology capabilities. Combining Globecomm’s existing wireless reach and core engineering talent with the ComSource software engineering team will create a suite of capabilities that will be in high demand in the fast developing mobile technology market. This acquisition is an important milestone as Globecomm continues its expansion outside satellite centric applications. I look forward to working closely with the ComSource management team in creating a successful partnership”
Kramer Levin Naftalis & Frankel provided legal advice to Globecomm on this transaction, and Shulman Rogers and Lacki & Company provided legal advice to ComSource. Marriott & Co. acted as financial advisor to ComSource on this transaction.
About Globecomm Systems
Globecomm Systems Inc., or Globecomm, is a leading global provider of satellite-based managed network solutions. Employing our expertise in emerging communication technologies we are able to offer a comprehensive suite of system integration, system products, and network services enabling a complete end-to-end solution for our customers. We believe our integrated approach of in-house design and engineering expertise combined with a world-class global network and our 24 by 7 network operating centers provides us a unique competitive advantage. We are now taking this value proposition to selective vertical markets, including government, wireless, media, enterprise, and maritime. As a network solution provider we leverage our global network to provide customers managed access services to the United States Internet backbone, video content, the public switched telephone network or their corporate headquarters, or government offices. We currently have customers for which we are providing such services in the United States, Europe, South America, Africa, the Middle East, and Asia.
Based in Hauppauge, New York, Globecomm Systems also maintains offices in Maryland, New Jersey, Virginia, the Netherlands, South Africa, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders.
We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K and most recent Quarterly Report of Form 10-Q, including without limitation under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.

For Globecomm Investor Relations information, please contact:
Matthew Byron
Senior Vice President, Corporate Office IR/M&A
631-457-1301
ir@globecommsystems.com
For Globecomm Public Relations information, please contact:
pr@globecommsystems.com
Company Information:
Globecomm Systems Inc.
45 Oser Avenue
Hauppauge, NY 11788
Phone: 631-231-9800; Fax: 631-231-1557
Web: http://www.globecommsystems.com